EXHIBIT 14.1

                 CODE OF ETHICS FOR SENIOR FINANCIAL EXECUTIVES

      The Board of Directors of I.C. Isaacs & Company, Inc. (the "Company") has adopted the hereinbelow set forth principles of ethical corporate conduct applicable to its Senior Financial Executives (this "Code"). For the purposes of this Code, a "Senior Financial Executive" is an employee or officer of the Company who holds the office of principal executive officer, principal financial officer, principal accounting officer, treasurer or controller, or any person performing similar functions.

      1. All Senior Financial Executives are responsible for full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of each Senior Financial Executive promptly to bring to the attention of the Chairman of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities.

      2. Each Senior Financial Executive shall promptly bring to the attention of the Chairman of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material that involves management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

      3. Each Senior Financial Executive shall promptly bring to the attention of the Chairman of the Audit Committee any information he or she may have concerning any violation of the Company's policies relating to ethical corporate conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures, or internal controls.

      4. Each Senior Financial Executive shall promptly bring to the attention of the Chairman of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities laws or other laws, rules, or regulations applicable to the Company and the operation of its business.

      5. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of any violations of the policies and/or procedures of this Code by any Senior Financial Executive. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the policies and to procedures established by this Code, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion, or reassignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individuals in question had committed other violations in the past.

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